Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

As discussed in Note 1 to our consolidated financial statements, included elsewhere herein, our consolidated financial statements for each period presented have been adjusted for the retrospective application of Financial Accounting Standards Board’s (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (“SFAS 160”).  The financial information contained in the discussion below reflects only the changes described in Note 1 to our consolidated financial statements and does not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Executive Summary

We design and manufacture enabling solutions for customers in HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three reportable segments: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology.

In our LED & Solar segment, we design and manufacture MOCVD systems, MBE systems and sources, and other types of deposition systems such as web coaters, which we sell to manufacturers of HB-LEDs, solar panels and wireless telecommunications devices and to universities and scientific research centers.

In our Data Storage segment, we design and manufacture ion beam etch, ion beam deposition, diamond-like carbon, physical vapor deposition, and dicing and slicing products primarily used to create TFMHs that read and write data on hard drives.

In our Metrology segment, we design and manufacture AFMs, SPMs, stylus profilers, and optical interferometers used to provide critical surface measurements in research and production environments. This broad line of products is used in universities, research facilities and scientific centers worldwide. In production environments such as semiconductor, data storage and other industries, our metrology instruments enable customers to monitor their products throughout the manufacturing process to improve yields, reduce costs, and improve product quality.

During 2008, we continued our multi-quarter plan to improve profitability and reduce and contain spending. During 2008, we made progress against the initiatives that management set, continued our restructuring plan and executed activities with a focus on creating a more variable cost effective organization. These activities included downsizing and consolidating some locations, reducing our workforce, consultants and discretionary expenses and realigning our sales organization and engineering groups. In conjunction with these activities, we recognized a restructuring charge of approximately $10.6 million, an inventory write-off of $2.9 million in cost of sales related to legacy semiconductor products and $1.5 million in cost of sales related to the required purchase accounting adjustment to write up inventory to fair value in connection with the purchase of Mill Lane during the year ended December 31, 2008. In addition, due to a weakened and deteriorating business environment, we incurred an asset impairment charge of $73.3 million consisting of $52.3 million related to goodwill and $21.0 million related to other long-lived assets.

Summary of Results for 2008

Despite the extremely challenging market environment that necessitated a significant impairment charge, in 2008 we reported higher revenues, positive impact from its cost containment initiatives, and a significantly improved balance sheet as a result of the cash flow from operations and the repayment of debt. We made progress to refocus the business and drive R&D investments to higher-growth end market opportunities.

•               Revenue increased 10% to $442.8 million from $402.5 million in 2007. We experienced 43% and 10% revenue increases, respectively, in our LED & Solar and Data Storage businesses, but a 15% decline in Metrology revenues;

•                  Orders were $424.4 million in 2008 compared to $451.6 million in the prior year;

•                  Our gross margin increased to 40% from 39% in 2007. While gross margins were up in both LED & Solar and Data Storage, they were down in Metrology due primarily to the significant decline in sales volume;

•                  Our selling, general and administrative expenses increased by $1.9 million, or 2.1% from the prior year. Selling general and administrative expenses were 21.0% of net sales in 2008, compared with 22.6% of net sales in the prior year;

•                  Our research and development expenses decreased $0.8 million from the prior year. As a percentage of net sales, research and development expense decreased to 13.6% from 15.2% in the prior year;

•                  Net loss attributable to Veeco for 2008 was ($75.2) million compared to a net loss of ($19.2) million in 2007. Our results include the impact of $88.3 million and $12.6 million in asset impairment, restructuring and other charges in 2008 and 2007, respectively;

•                  Net loss attributable to Veeco per share was ($2.40) compared to ($0.62) in 2007; and

•                  We used cash of $13.3 million during 2008, principally due to the repurchase and repayment of long-term debt of $32.7 million and capital expenditures of $12.8 million, partially offset by cash provided by operating activities of $44.3 million.

Business Highlights of 2008 included:

•                  Increased growth and profitability in our “green” equipment business, or LED & Solar segment, which included securing new customers for MOCVD, realigning R&D spending and increasing our revenues from solar products;

•                  Realigning our Data Storage Process Equipment segment, including consolidation of overhead and locations, increased outsourcing and remaining aligned with customers on key technology requirements;

•                  Strengthening the organization and increasing effectiveness across the Company: better product development, improved manufacturing efficiency and supply chain management, and strengthening the sales channel.

Outlook/Opportunities

At the end of 2008, the global economy entered a period of what appears to be an unprecedented slowdown, which is impacting all of our end markets. We expect 2009 to be a very difficult year for us as we continue to experience weak new order conditions and customers foregoing capacity and technology investments. As evidence of this decline, our trailing six month order rate decreased 27% compared to the first six months of 2008. In addition, customers have delayed approximately $30.0 million of shipments originally scheduled for the first quarter of 2009 until later in the year. We are forecasting a very weak start to 2009, with first quarter revenues between $60 million and $70 million, well below prior quarter levels.

In light of the declining business conditions, in the fall of 2008 we initiated a significant restructuring program. The details of this program were formally announced in February 2009.

Key areas of focus for our restructuring activities include:

•                  Increased variable cost percentage for better performance through the cycles;

•                  Simplified organizational structure and lower company breakeven point;

•                  An improved balance sheet;

•                  Excellent connectivity and relationships with customers; and

•                  Alignment to customers’ technology roadmaps by driving R&D spend toward high growth markets and leveraging Veeco’s market positions in core technologies.

Specifically, our restructuring program includes:

•                  26% reduction in force to be completed by the end of 2009 (from 1,318 at September 30, 2008); 70% of these actions will be completed by the end of the first quarter;

•                  Centralizing supply chain and operational organizations;

•                  Decreasing the number of manufacturing sites through increased outsourcing for many of our product lines;

•                  Decreasing the number of individual business units;

•                  Changing compensation structure for our senior management and Board of Directors; and

•                  Decreasing discretionary spending in all categories.

We have moved swiftly to restructure the Company to lower its quarterly breakeven level to $80 million from over $100 million in the third quarter of 2008. We anticipate that these restructuring actions will result in annualized savings of over $36 million: approximately $20 million reduction in manufacturing labor and overhead and service costs which are included in cost of goods sold, and $16 million reduction in operating spending.

While we are dramatically changing the organization and cutting overall spending in 2009, we are also continuing to invest in R&D for high-growth opportunities, with particular emphasis on LED & Solar and new applications for Metrology instruments. Despite the current pause in capacity spending, we anticipate strong multi-year LED industry growth tied to further adoption of applications such as TVs and laptops. Our solar growth strategy is based on building an integrated equipment offering for CIGS thin film solar cells, emerging as the next generation low cost, high efficiency solar technology. We also remain aligned with our key data storage customers’ on their technology roadmaps in order to secure future growth opportunities.

Results of Operations

Years Ended December 31, 2008 and 2007

The following table shows our Consolidated Statements of Operations, percentages of sales, and comparisons between 2008 and 2007 (dollars in 000s). As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160.

	For Year ended December 31,				Dollar and Percentage
	2008		2007		Change
Net sales	$442,809	100.0%	$402,475	100.0%	$40,334	10.0%
Cost of sales	266,215	60.1	244,964	60.9	21,251	8.7
Gross profit	176,594	39.9	157,511	39.1	19,083	12.1
Operating expenses:
Selling, general, and administrative expense	92,838	21.0	90,972	22.6	1,866	2.1
Research and development expense	60,353	13.6	61,174	15.2	(821)	(1.3)
Amortization expense	10,745	2.4	10,250	2.5	495	4.8
Restructuring expense	10,562	2.4	6,726	1.7	3,836	57.0
Asset impairment charge	73,322	16.6	1,068	0.3	72,254	6,765.4
Other expense, net	(668)	(0.2)	(618)	(0.2)	(50)	8.1
Total operating expenses	247,152	55.8	169,572	42.1	77,580	45.8
Operating loss	(70,558)	(15.9)	(12,061)	(3.0)	(58,497)	485.0
Interest expense	9,317	2.1	8,827	2.2	490	5.6
Interest income	(2,588)	(0.6)	(3,963)	(1.0)	1,375	(34.7)
Gain on extinguishment of debt	(3,758)	(0.8)	(738)	(0.2)	(3,020)	409.2
Loss before income taxes	(73,529)	(16.6)	(16,187)	(4.0)	(57,342)	354.2
Income tax provision	1,892	0.4	3,651	0.9	(1,759)	(48.2)
Net loss including noncontrolling interest	(75,421)	(17.0)	(19,838)	(4.9)	(55,583)	280.2
Net loss attributable to noncontrolling interest	(230)	(0.1)	(628)	(0.2)	398	(63.4)
Net loss attributable to Veeco	$(75,191)	(17.0)%	$(19,210)	(4.8)%	$(55,981)	291.0%

Net Sales and Orders

Net sales of $442.8 million for the year ended December 31, 2008, were up 10.0%, compared to 2007. The following is an analysis of sales and orders by segment and by region (dollars in 000s):

	Sales				Orders
	Year ended December 31,		Dollar and Percentage Change		Year ended December 31,		Dollar and Percentage Change		Book to Bill Ratio
	2008	2007	Year to Year		2008	2007	Year to Year		2008	2007
Segment Analysis
LED & Solar Process Equipment	$165,812	$115,863	$49,949	43.1%	$160,162	$163,970	$(3,808)	(2.3)%	0.97	1.42
Data Storage Process Equipment	149,123	136,169	12,954	9.5	138,653	141,663	(3,010)	(2.1)	0.93	1.04
Metrology	127,874	150,443	(22,569)	(15.0)	125,622	145,939	(20,317)	(13.9)	0.98	0.97
Total	$442,809	$402,475	$40,334	10.0%	$424,437	$451,572	$(27,135)	(6.0)%	0.96	1.12
Regional Analysis
Americas	$165,926	$130,500	$35,426	27.1%	$145,082	$150,748	$(5,666)	(3.8)%	0.87	1.16
Europe, Middle East and Africa (“EMEA”)	94,142	77,985	16,157	20.7	86,518	106,178	(19,660)	(18.5)	0.92	1.36
Japan	38,453	55,815	(17,362)	(31.1)	31,593	48,764	(17,171)	(35.2)	0.82	0.87
Asia Pacific	144,288	138,175	6,113	4.4	161,244	145,882	15,362	10.5	1.12	1.06
Total	$442,809	$402,475	$40,334	10.0%	$424,437	$451,572	$(27,135)	(6.0)%	0.96	1.12

By segment, LED & Solar Process Equipment sales increased 43.1% due to an increase in end user demand from expanding applications for HB-LEDs, strong customer acceptance of Veeco’s newest generation systems, successful introduction of new thermal deposition sources for CIGS solar cells, and $12.9 million in sales from the solar equipment product line, which was acquired in the second quarter of 2008 as a result of the Mill Lane acquisition. Additionally, Data Storage Process Equipment sales were up 9.5% primarily as a result of customers’ technology and capacity requirements. Partially offsetting these increases was a decline in Metrology sales of 15.0%, primarily due to the slowdown in the semiconductor and research and industrial markets. LED & Solar Process Equipment sales represented 37.4% of total sales for the year ended December 31, 2008, up from 28.8% in the prior year period. Data Storage Process Equipment sales accounted for 33.7% of net sales, down slightly from 33.8% in the prior year period. Metrology sales accounted for 28.9% of net sales for the year ended December 31, 2008, down from 37.4% in the prior year period. By region, net sales increased by 27.1%, 20.7% and 4.4% in the Americas, EMEA and Asia Pacific, respectively, while sales in Japan declined 31.1%. We believe that there will continue to be period-to-period variations in the geographic distribution of sales.

Orders in 2008 decreased 6.0% compared to 2007, primarily attributable to a 13.9% decline in Metrology orders due to a decrease in orders for AFM products resulting from lower demand in the semiconductor and research and industrial markets. The 2.3% decrease in orders for LED & Solar Process Equipment was due primarily to the decline in MOCVD orders as the HB-LED industry absorbs the significant number of new MOCVD systems purchased in the past two years. Data Storage Process Equipment orders declined 2.1% due to the reduction in customers’ future capital equipment requirements. In addition, the global credit crisis has caused our customers to delay or forego capacity and technology purchases for our products.

Our book-to-bill ratio for 2008, which is calculated by dividing orders received in a given time period by revenue recognized in the same time period, was 0.96 to 1. Our backlog as of December 31, 2008, was $147.2 million, compared to $173.5 million as of December 31, 2007. During the year ended December 31, 2008, we experienced net backlog adjustments of approximately $8.0 million, consisting of $18.7 million for order cancellations, primarily from Asia Pacific MOCVD customers, and $2.0 million of adjustments related to foreign currency translation, partially offset by $12.7 million dollars of backlog acquired in the Mill Lane acquisition in the second quarter of 2008. For certain sales arrangements we require a deposit for a portion of the sales price before shipment. As of December 31, 2008 we have deposits and advanced billings of $18.0 million. Due to changing business conditions and weak capital equipment spending by customers in our businesses, we may continue to experience cancellations and/or rescheduling of orders, particularly as the economic downturn has become more significant and wide ranging as credit availability has tightened and financial conditions have deteriorated. We expect 2009 to be a very difficult year for the Company as we continue to experience weak new order conditions and customers foregoing capacity and technology investments. In addition, customers have delayed approximately $30.0 million of shipments originally scheduled for the first quarter of 2009 until later in the year.

Gross Profit

Gross profit for 2008 was 39.9%, compared to 39.1% in 2007. Strong performance in both our LED & Solar and Data Storage Process Equipment businesses were due primarily to a 25% increase in sales volume and favorable product mix. LED & Solar Process Equipment gross margins increased from 37.8% in the prior year to 38.5%, primarily due to a 43.1% increase in sales volume as well as favorable pricing on new MOCVD products, despite a reduction in gross profit of $1.5 million during 2008 related to the acquisition of Mill Lane. This reduction was the result of purchase accounting, which requires adjustments to capitalize inventory at fair value. This impact is reflected in cost of sales during 2008. Data Storage Process Equipment gross margins increased from 34.7% in the prior year to 40.5% mainly due to increased sales volume, as well as favorable pricing and product mix compared to the prior year. In 2007, Data Storage Process Equipment gross margin was also negatively impacted by a charge of $4.8 million for the write-off of inventory associated with certain discontinued data storage product lines. Metrology gross margins declined from 44.1% in the prior year to 41.0%, principally due to 15.0% lower sales volume, partially offset by a reduction in spending associated with cost savings initiatives. Metrology gross margins were also negatively impacted by a charge to cost of sales of $2.9 million during 2008 for the write off of inventory associated with legacy semiconductor products.

Operating Expenses

Selling, general and administrative expenses increased by $1.9 million, or 2.1%, from the prior year primarily due to an increase in bonus and profit sharing, an increase in equity compensation, salaries and fringe expense, and an increase in spending associated with the acquisition of Mill Lane in the second quarter of 2008. This was partially offset by reductions in consulting, travel and entertainment and insurance and facilities costs associated with our continuing cost savings initiatives. Selling, general and administrative expenses were 21.0% of net sales in 2008, compared with 22.6% of net sales in the prior year.

Research and development expense decreased $0.8 million from the prior year, primarily due to a more focused approach to data storage and metrology product development, offset by an increase in product improvement efforts and new product development in our LED & Solar segment. As a percentage of net sales, research and development expense decreased to 13.6% from 15.2% in the prior year.

Amortization expense was $10.7 million in 2008, compared to $10.2 million in 2007. The increase was primarily due to additional amortization associated with intangible assets acquired as part of the acquisition of Mill Lane in the second quarter of 2008, partially offset by certain technology-based intangible assets becoming fully amortized during 2007.

Restructuring expense of $10.6 million for the year ended December 31, 2008, consisted of personnel severance costs of $6.5 million, including $3.7 million related to the mutually agreed-upon termination of our former CEO’s employment agreement and $2.8 million associated with the reduction of approximately 74 employees, or 6%, of the Company’s workforce. Additionally, we incurred a $3.7 million charge during 2008 for lease-related costs associated with the consolidation of our Corporate headquarters into our Plainview, New York facility, and $0.4 million associated with the termination of a leased facility in Santa Barbara, California, that we vacated during the third quarter. Restructuring expense of $6.7 million for the year ended December 31, 2007, was principally a result of personnel severance costs of $4.9 million associated with a cost reduction plan initiated by management during 2007 and $1.8 million of costs for purchase commitments associated with certain discontinued product lines.

During 2008, the Company recorded a $73.3 million asset impairment charge, of which $73.0 million was recorded during the fourth quarter and $0.3 million was recorded during the first quarter. The fourth quarter charge consisted of $52.3 million related to goodwill, $19.6 million related to intangible assets and $1.1 million in property, plant and equipment, as more fully described below. The first quarter charge consisted of $0.3 million associated with property and equipment abandoned as part of the consolidation of our Corporate headquarters into our Plainview facility. Asset impairment charges of

$1.1 million incurred during 2007 were attributable to the write-off of certain property and equipment associated with the discontinued product lines.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we conducted our annual impairment test of goodwill and indefinite- lived intangible assets during the fourth quarters of 2008 and 2007, using October 1st as our measurement date, and utilizing a discounted future cash flow approach as described in the Application of Critical Accounting Policies section that follows. This was consistent with the approach used in previous years. Based upon the results of such assessments, we determined that no goodwill and indefinite-lived intangible asset impairment existed in any of our reporting units, as of October 1, 2008 and 2007, respectively.

During the fourth quarter of 2008, the economic downturn became more significant and wide ranging as credit availability tightened and overall business and economic conditions deteriorated. It became apparent that the revenue, profitability, growth and other assumptions we used in its fair value determination at October 1, 2008, required revisions. Additionally, we realized a significant decline in our market capitalization which resulted in the carrying value of our net assets exceeding our market capitalization. Given these factors we were required to perform an interim goodwill impairment assessment as of December 31, 2008.

In performing the impairment assessment as of December 31, 2008, we updated our financial forecast and growth rate assumptions based upon current market conditions and determined that the carrying amounts of our Data Storage Process Equipment and AFM reporting units were in excess of their respective estimated fair values. As such, we were required to allocate the estimated fair value to all assets and liabilities in these two reporting units and determined there was no implied value related to goodwill or indefinite-lived intangible assets. We recorded an asset impairment charge of $52.3 million in the fourth quarter of 2008 relating to goodwill, which consisted of $30.4 million in our Data Storage Process Equipment reporting unit and $21.9 million in our AFM reporting unit, and recorded a charge of $5.0 million in our Data Storage Process Equipment reporting unit relating to indefinite-lived intangible assets, pertaining to trademarks.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we performed an analysis as of December 31, 2008 of our definite-lived intangible and long-lived assets due to impairment indicators noted during the fourth quarter of 2008, pertaining to its Data Storage Process Equipment and AFM reporting units. Indications of impairment included deteriorating economic conditions, reduced orders, reduced revenue projections, losses in its AFM reporting unit and a significant reduction in our market capitalization. No impairment indicators were present in the other two reporting units. For the purposes of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets and liabilities. For the Data Storage Process Equipment reporting unit the long-lived assets were grouped at one level below the reporting unit and at the reporting unit level for AFM. The recoverability of long-lived asset groups was measured by a comparison of the carrying amount of the assets to the estimated undiscounted future cash flows expected to be generated by such assets. Developing the estimate of the undiscounted future cash flows requires significant judgment and projection of future financial performance, including projection of future revenue and expenses, working capital requirements and the time period in which the assets will be utilized. We used the economic life of the primary asset in the long-lived asset group to determine the forecast period of the future cash flows. For the AFM reporting unit, we analyzed long-lived assets with a carrying value of $27.8 million (consisting of $16.6 million of property, plant and equipment and $11.2 million of intangible assets principally patent defense and capitalized software costs) at December 31, 2008 for impairment and determined that no impairment existed. For the Data Storage Process Equipment reporting unit, we analyzed long-lived assets with a carrying value of $38.6 million at December 31, 2008 for impairment and determined that no impairment existed for one of the identifiable long-lived asset groups with a carrying value of $12.8 million (consisting principally of property, plant and equipment). Since the carrying amount of long-lived assets within the other identifiable asset group exceeded the estimated future cash flows of such assets, an impairment existed. This long-lived asset group consists of intangible assets of $24.0 million (primarily purchased technology) and $1.8 million of property, plant and equipment pertaining to its mechanical processing product line of Saws and Lappers. The amount of the impairment is determined by comparing the fair value of the long-lived asset group to the carrying value. As permitted under SFAS 144 we determined the fair value of our long-lived asset groups utilizing a discounted cash flow approach applying a risk free interest rate. The carrying value of the long-lived assets exceeded the fair value by $15.7 million which was recorded as an impairment charge and was allocated on a pro rata basis to the long-lived assets with $14.6 million allocated to intangible assets and $1.1 million allocated to property, plant and equipment. We currently expect to recover the remaining carrying value of the asset group of $10.1 million by cash flows generated by the use of the assets over their remaining useful life.

Interest Expense and Interest Income

Interest expense for 2008 was $9.3 million, comprised of $6.4 million in cash interest expense and $2.9 million in non-cash interest expense related to the amortization of the debt discount recorded primarily as a result of the implementation of FSP APB 14-1. Interest expense for 2007 was $8.8 million, comprised of $7.0 million in cash interest expense and $1.8 million in non-cash interest expense related to the amortization of the debt discount that is presented pursuant to the retroactive presentation requirements of FSP APB 14-1. See Note 1 to our consolidated financial statements for a further discussion of the implementation of FSP APB 14-1. The increase in non-cash interest expense of $1.1million was primarily due to the convertible subordinated notes being outstanding for a full year in 2008 compared to approximately seven months in 2007. The decrease in cash interest expense was primarily due to the repurchase of our convertible subordinated notes. Interest income decreased by $1.4 million due principally to the lower interest rate yields on cash balances invested during 2008 compared to the prior year.

Gain on Extinguishment of Debt

During the fourth quarter of 2008, we repurchased $12.2 million in aggregate principal amount of our convertible subordinated notes. As a result of these repurchases, we recorded a net gain from the extinguishment of debt of approximately $3.8 million. The gain was calculated based on the fair value of the portion repurchased as of the repurchase date, in accordance with the provisions of FSP APB 14-1.

During 2007, we repurchased $56.0 million of our convertible subordinated notes, reducing the amount outstanding from $200.0 million to $144.0 million. The repurchase amount was $55.1 million in cash, of which $54.8 million related to principal and $0.3 million related to accrued interest. As a result of this repurchase, we recorded a net gain from the extinguishment of debt of approximately $0.7 million.

Income Taxes

The income tax provision for the year ended December 31, 2008 was $1.9 million compared to $3.7 million in the prior year. The 2008 provision for income taxes included $1.5 million relating to our foreign operations, which continue to be profitable, and $0.4 million relating to our domestic operations. Due to significant domestic net operating loss carry forwards, which are fully reserved by a valuation allowance, our domestic operations are not expected to incur significant income taxes for the foreseeable future. The 2007 provision for income taxes included $2.2 million relating to our foreign operations and $1.5 million relating to our domestic operations.

Net loss Attributable to Noncontrolling Interest

Net loss attributable to noncontrolling interest was a credit to income of $0.2 million for the year ended December 31, 2008 and a credit of $0.6 million in the prior year. As we are the primary beneficiary of Fluens, a variable interest entity, we are required to consolidate Fluens and eliminate the portion of its results attributable to noncontrolling interests. As a result, we eliminate from our net loss 80.1% of Fluens’ operating losses.

Years Ended December 31, 2007 and 2006

The following table shows our Consolidated Statements of Operations, percentages of sales, and comparisons between 2007 and 2006 (dollars in 000s). As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160.

	For Year ended				Dollar and
	December 31,				Percentage
	2007		2006		Change
Net sales	$402,475	100.0%	$441,034	100.0%	$(38,559)	(8.7)%
Cost of sales	244,964	60.9	246,910	56.0	(1,946)	(0.8)
Gross profit	157,511	39.1	194,124	44.0	(36,613)	(18.9)
Operating expenses:
Selling, general, and administrative expense	90,972	22.6	93,110	21.1	(2,138)	(2.3)
Research and development expense	61,174	15.2	61,925	14.0	(751)	(1.2)
Amortization expense	10,250	2.5	16,045	3.6	(5,795)	(36.1)
Restructuring expense	6,726	1.7	—	—	6,726	100.0
Asset impairment charge	1,068	0.3	—	—	1,068	100.0
Write-off of purchased in-process technology	—	—	1,160	0.3	(1,160)	(100.0)
Other expense, net	(618)	(0.2)	(572)	(0.1)	(46)	(8.0)
Total operating expenses	169,572	42.1	171,668	38.9	(2,096)	(1.2)
Operating (loss) income	(12,061)	(3.0)	22,456	5.1	(34,517)	(153.7)
Interest expense	8,827	2.2	9,194	2.1	(367)	(4.0)
Interest income	(3,963)	(1.0)	(4,926)	(1.1)	963	(19.5)
Gain on extinguishment of debt	(738)	(0.2)	(330)	(0.1)	(408)	123.6
(Loss) income before income taxes	(16,187)	(4.0)	18,518	4.2	(34,705)	(187.4)
Income tax provision	3,651	0.9	4,959	1.1	(1,308)	(26.4)
Net (loss) income including noncontrolling interest	(19,838)	(4.9)	13,559	3.1	(33,397)	(246.3)
Net loss attributable to noncontrolling interest	(628)	(0.2)	(1,358)	(0.3)	730	(53.8)
Net (loss) income attributable to Veeco	$(19,210)	(4.8)%	$14,917	3.4%	$(34,127)	(228.8)%

Net Sales and Orders

Net sales of $402.5 million for the year ended December 31, 2007 were down 8.7%, compared to 2006. The following is an analysis of sales and orders by segment and by region (dollars in 000s):

	Sales				Orders
	Year ended December 31,		Dollar and Percentage Change		Year ended December 31,		Dollar and Percentage Change		Book to Bill Ratio
	2007	2006	Year to Year		2007	2006	Year to Year		2007	2006
Segment Analysis
LED & Solar Process Equipment	$115,863	$94,165	$21,697	23.0%	$163,970	$120,123	$43,847	36.5%	1.42	1.28
Data Storage Process Equipment	136,169	174,713	(38,543)	(22.1)	141,663	194,602	(52,939)	(27.2)	1.04	1.11
Metrology	150,443	172,156	(21,713)	(12.6)	145,939	179,077	(33,138)	(18.5)	0.97	1.04
Total	$402,475	$441,034	$(38,559)	(8.7)%	$451,572	$493,802	$(42,230)	(8.6)%	1.12	1.12
Regional Analysis
Americas	$130,500	$151,686	$(21,186)	(14.0)%	$150,748	$169,536	$(18,788)	(11.1)%	1.16	1.12
EMEA	77,985	69,310	8,675	12.5	106,178	65,988	40,190	60.9	1.36	0.95
Japan	55,815	57,241	(1,426)	(2.5)	48,764	60,523	(11,759)	(19.4)	0.87	1.06
Asia Pacific	138,175	162,797	(24,622)	(15.1)	145,882	197,755	(51,873)	(26.2)	1.06	1.21
Total	$402,475	$441,034	$(38,559)	(8.7)%	$451,572	$493,802	$(42,230)	(8.6)%	1.12	1.12

By segment, Data Storage Process Equipment sales were down 22.1%, primarily due to a decrease in sales to customers in the data storage industry due to reduced requirements for capacity purchases in 2007. Metrology sales decreased 12.6%, primarily due to decreased purchases of automated AFM products in the semiconductor market and optical metrology products in the data storage market. Partially offsetting these declines was an increase of 23.0% in sales in the LED & Solar Process Equipment segment, resulting primarily from the increase in end user demand due to expanding applications for HB-LEDs. LED & Solar Process Equipment sales represented 28.8% of net sales for the year ended December 31, 2007, up from 21.4% in the prior year period. Data Storage Process Equipment sales accounted for 33.8% of net sales, down from 39.6% in the prior year period. Metrology sales accounted for 37.4% of net sales for the year ended December 31, 2007, down from 39.0% in the prior year period. By region, net sales increased by 12.5% in EMEA, while sales in Asia-Pacific and the Americas declined 15.1% and 14.0%, respectively. We believe that there will continue to be period-to-period variations in the geographic distribution of sales.

Orders in 2007 decreased 8.6% compared to 2006. The decrease was caused by a 27.2% decrease in Data Storage Process Equipment orders due primarily from a reduction in customer demand in the data storage industry, as well as an 18.5% decrease in Metrology orders due to a decrease in orders for automated AFM products, principally to semiconductor customers and a decrease in orders for optical metrology products, principally to data storage customers. These declines were offset by an increase of 36.5% in LED & Solar Process Equipment orders due to an increase in purchases in the HB-LED and solar markets.

Our book-to-bill ratio for 2007, which is calculated by dividing orders received in a given time period by revenue recognized in the same time period, was 1.12, which is consistent with the comparable 2006 period. Our backlog as of December 31, 2007 was $173.5 million, compared to $140.8 million as of December 31, 2006. During the year ended December 31, 2007, we experienced backlog adjustments of approximately $16.4 million, driven by order cancellations from data storage customers for products that we discontinued. Due to changing business conditions and customer requirements, we may continue to experience cancellations and/or rescheduling of orders.

Gross Profit

Gross profit for 2007 was 39.1%, compared to 44.0% in the comparable prior year period. Data Storage Process Equipment gross margin decreased from 44.1% in the prior year to 34.7% primarily due to a 22.1% decline in sales volume, as well as an unfavorable product mix. Gross margin was also negatively impacted by a charge of $4.8 million for the write-off of inventory associated with certain discontinued data storage product lines. Metrology gross margins decreased to 44.1% from 51.5% in 2006, principally due to lower sales volume of automated AFM and optical metrology products and less favorable product mix in AFM products sold to scientific and research customers. However, these decreases were offset by a significant improvement in gross margin for LED & Solar Process Equipment products due to an increase in sales volume, as well as favorable product mix and pricing.

Operating Expenses

Selling, general and administrative expenses decreased by $2.1 million, primarily attributable to a decrease in bonus, profit sharing, and commission expenses related to the reduction in domestic sales, as well as reduced legal fees. The decrease was offset by an increase in non-cash compensation expense related to stock options and restricted shares, and an increase in executive stay and sign-on bonuses. Selling, general and administrative expenses were 22.6% of sales in 2007, compared with 21.1% of sales in the prior year period.

Research and development expense decreased $0.8 million from the comparable prior year period, primarily due to prior year product development efforts for Data Storage Process Equipment products that were introduced during 2007. As a percentage of sales, research and development expense increased to 15.2% from 14.0% in the prior year period.

Amortization expense decreased by $5.8 million from the prior year due to certain technology-based intangibles becoming fully amortized during 2007.

Restructuring expense of $6.7 million for the year ended December 31, 2007 was principally a result of personnel severance costs of $4.9 million associated with a cost reduction plan initiated by management during 2007. Additionally, we incurred $1.8 million of costs for purchase commitments associated with certain discontinued product lines. No such restructuring expenses were recorded in the prior year period.

Asset impairment charges of $1.1 million incurred during 2007 were attributable to the write-off of certain property and equipment associated with the discontinued product lines. No such asset impairment charges were recorded in the prior year period.

During the third quarter of 2006, we finalized the purchase accounting for our acquisition of 19.9% of the stock of Fluens, and determined that Fluens is a variable interest entity and that we are its primary beneficiary. Approximately 31% of Fluens is owned by a Senior Vice President of our Company. As such, we have consolidated the results of Fluens’ operations from the acquisition date, and have attributed the 80.1% portion that is not owned by Veeco to noncontrolling interest in our consolidated financial statements. As part of this acquisition accounting, we recorded $1.2 million of in-process technology, which was written off during the third quarter of 2006. No such costs were recorded during 2007.

Interest Expense and Interest Income

Interest expense for 2007 was $8.8 million, comprised of $7.0 million in cash interest expense and $1.8 million in non-cash interest expense related to the amortization of the debt discount recorded as a result of the implementation of FSP APB 14-1. See Note 1 to our consolidated financial statements for a further discussion of the implementation of FSP APB 14-1. Interest expense for 2006 was $9.2 million, consisting entirely of cash interest expense.  The decrease in cash interest expense was primarily due to the early extinguishment of $56.0 million of our convertible subordinated notes during 2007 (see below). Interest income decreased by $1.0 million due to lower average cash balances invested during 2007.

Gain on Extinguishment of Debt

During 2007, we repurchased $56.0 million of our convertible subordinated notes, reducing the amount outstanding from $200.0 million to $144.0 million. The repurchase amount was $55.1 million in cash, of which $54.8 million related to principal and $0.3 million related to accrued interest. As a result of the repurchase, we recorded a net gain from the extinguishment of debt in the amount of $0.7 million. In the comparable 2006 period, we repurchased $20.0 million of our convertible subordinated notes reducing the amount outstanding from $220.0 million to $200.0 million. As a result of these repurchases, we recorded a net gain from the extinguishment of debt in the amount of $0.3 million.

Income Taxes

The income tax provision for the year ended December 31, 2007 was $3.7 million compared to $5.0 million in the prior year. The 2007 provision for income taxes included $2.2 million relating to our foreign operations, which continue to be profitable, and $1.5 million relating to our domestic operations. Due to significant domestic net operating loss carry forwards, which are fully reserved by a valuation allowance, our domestic operations are not expected to incur significant income taxes for the foreseeable future. The 2006 provision for income taxes included $3.6 million relating to our foreign operations and $1.4 million relating to our domestic operations.

Net Loss Attributable to Noncontrolling Interest

Net loss attributable to noncontrolling interest was a credit to income of $0.6 million for the year ended December 31, 2007 and a credit of $1.4 million in the comparable prior year period. As we are the primary beneficiary of Fluens, a variable interest entity, we are required to consolidate Fluens and eliminate the portion of its results attributable to noncontrolling interests. As a result, we eliminate from our net income 80.1% of Fluens’ operating losses. The credit in the prior comparable period includes the elimination of 80.1% of the write-off of in-process technology recorded in the third quarter of 2006.

Liquidity and Capital Resources

Historically, our principal capital requirements have included the funding of acquisitions, capital expenditures and the repayment of debt. We traditionally have generated cash from operations and debt and stock issuances. Our ability to generate sufficient cash flows from operations is dependent on the continued demand for our products and services.

Cash as of December 31, 2008 was $103.8 million. This amount represents a decrease of $13.3 million from December 31, 2007. A summary of the current period cash flow activity is as follows (in thousands):

	Year ended December 31,
	2008	2007
Net loss attributable to Veeco	$(75,191)	$(19,210)
Net cash provided by operating activities	$44,264	$39,185
Net cash used in investing activities	(23,684)	(8,780)
Net cash used in financing activities	(32,997)	(59,484)
Effect of exchange rates on cash and cash equivalents	(867)	(884)
Net change in cash and cash equivalents	(13,284)	(29,963)
Cash and cash equivalents at beginning of period	117,083	147,046
Cash and cash equivalents at end of period	$103,799	$117,083

Cash provided by operations during the year ended December 31, 2008 was $44.3 million compared to $39.2 million during the year ended December 31, 2007. The $44.3 million provided by operations included adjustments to the $75.2 million net loss attributable to Veeco for non-cash items, which primarily consisted of a non-cash asset impairment charge of $73.3 million, depreciation and amortization of $25.1 million, non-cash stock-based compensation expense of $10.5 million, and a non-cash inventory write-off of $2.9 million, partially offset by a $3.8 million net gain on early extinguishment of long-term debt. Net cash provided by operations was favorably impacted by a net $7.3 million increase from changes in operating assets and liabilities, which included a decrease in accounts receivable of $20.1 million due to a reduction in sales and an improvement in days sales outstanding during the fourth quarter of 2008 as compared to the fourth quarter of 2007. We currently expect to incur charges of between $5.0 million and $6.0 million relating to restructuring activities during the first quarter of 2009 for personnel severance, retention bonuses and lease commitments, which will require the use of cash. Payments on the $5.2 million restructuring reserve as of December 31, 2008 will be made over the next twelve to eighteen months, principally for personnel severance and lease-related obligations. Cash provided by operations during the year ended December 31, 2007, was $39.2 million. This included adjustments to the $19.2 million net loss attributable to Veeco for non-cash items which included depreciation and amortization of $25.0 million, non-cash stock-based compensation expense of $5.6 million and $5.9 million of non-cash charges associated with restructuring and asset impairment, partially offset by a net $21.2 million increase from changes in operating assets and liabilities. Due to the current global economic crisis, we cannot assure timely receipt of accounts receivable, due to cash constraints on our customers. As of December 31, 2008, we are not aware of any specific uncollectible accounts resulting from the current economic uncertainties and believe that related reserves are adequate to cover the uncertainties that exist.

Cash used in investing activities of $23.7 million for the year ended December 31, 2008, resulted primarily from capital expenditures of $12.8 million and the acquisition of Mill Lane for $11.0 million. Cash used in investing activities of $8.8 million for the year ended December 31, 2007, resulted primarily from capital expenditures of $9.1 million, partially offset by other items. In 2009, we currently expect to invest approximately $9.5 million in total capital expenditures primarily related to lab tools for high-growth opportunities, with particular emphasis on LED & Solar and new applications for Metrology instruments.

Cash used in financing activities of $33.0 million in 2008 primarily consisted of cash used to pay the remaining outstanding convertible subordinated “Old Notes” (as defined below) for $25.2 million in cash and to repurchase $12.2 million in aggregate principal amount of our convertible subordinated “New Notes” (as defined below) for $7.2 million in cash. In addition, restricted stock tax withholdings of $1.0 million required the use of cash, partially offset by $0.7 million of proceeds from stock issuances. Cash used in financing activities of $59.5 million in 2007 primarily consisted of cash used in the repurchase of $56.0 million of our outstanding convertible subordinated notes for $55.1 million in cash, as discussed below, as well as a balloon payment of $5.2 million made to satisfy the mortgage on our Santa Barbara, California facility. In addition, there were payments of debt issuance costs of $1.6 million associated with our New Notes and a revolving credit facility we entered into in August 2007 and amended in February 2009 (discussed below). This was partially offset by $3.2 million of proceeds from common stock issuances resulting from the exercise of employee stock options and the purchase of shares under our Employee Stock Purchase Plan.

On December 21, 2001, we issued $200.0 million of unsecured 4.125% convertible subordinated notes due December 2008 (“Old Notes”), and on January 3, 2002, we issued an additional $20.0 million of Old Notes pursuant to the exercise of an over-allotment option. The Old Notes were convertible, at the option of the holder, at any time on or prior to maturity, into shares of common stock at a conversion price of $38.51 per share. We paid interest on the Old Notes on June 21 and December 21 of each year.

During 2006, we repurchased $20.0 million of Old Notes, reducing the amount outstanding from $220.0 million to $200.0 million. As a result of the repurchase, we recorded a net gain from the early extinguishment of debt in the amount of $0.3 million in 2006. During 2007, we repurchased an additional $56.0 million of Old Notes, reducing the amount of Old Notes outstanding from $200.0 million to $144.0 million. As a result of these repurchases, we recorded a net gain from the extinguishment of debt of $0.7 million in 2007.

During the second quarter of 2007, we issued new convertible subordinated notes (the “New Notes”) pursuant to privately negotiated exchange agreements with certain holders of the Old Notes. The New Notes bear interest at 4.125% per annum and mature on April 15, 2012. Under these agreements, such holders agreed to exchange $118.8 million aggregate principal amount of Old Notes for approximately $117.8 million aggregate principal amount of New Notes. Following the exchange transactions, approximately $25.2 million of Old Notes remained outstanding. A gross gain of approximately $1.0 million was recorded on the exchange transactions offset by the write-off of approximately $1.0 million of unamortized deferred financing costs associated with the Old Notes.

The New Notes are initially convertible into 36.7277 shares of common stock per $1,000 principal amount of New Notes (equivalent to a conversion price of $27.23 per share or a premium of 38% over the closing market price for our common stock on April 16, 2007). Holders may convert the New Notes at any time during the period beginning on January 15, 2012 through the close of business on the second day prior to April 15, 2012 and earlier upon the occurrence of certain events including our common stock trading at prices 130% over the conversion price for a specified period. We pay interest on these notes on April 15 and October 15 of each year. The New Notes are unsecured and are effectively subordinated to all of our senior and secured indebtedness and to all indebtedness and other liabilities of our subsidiaries.

During the fourth quarter of 2008, we paid off the remaining $25.2 million of Old Notes outstanding. In addition, we repurchased $12.2 million in aggregate principal amount of our New Notes for $7.2 million in cash, of which $7.1 million related to principal and $0.1 million related to accrued interest, reducing the amount outstanding from $117.8 million to $105.6 million. As a result of these repurchases, we recorded a net gain from the extinguishment of debt of approximately $3.8 million.

In February 2009, we entered into an amendment to our existing credit agreement with HSBC Bank USA, National Association (“HSBC”), as administrative agent, and the lenders named therein (as amended, the “Credit Agreement”). As part of the amendment, we reduced the amount of the revolving credit facility, modified certain existing covenants and added certain new covenants. In addition, the commitment fees and interest rate were increased. As amended, the Credit Agreement provides for revolving credit borrowings of up to $30.0 million. The annual interest rate under the Credit Agreement is a floating rate equal to the prime rate of the agent bank plus 2.0%. A LIBOR-based interest rate option is also provided. Borrowings may be used for general corporate purposes, including working capital requirements. The Credit Agreement contains certain restrictive covenants which include the maintenance of minimum cash balances and limitations with respect to incurrence of indebtedness, the payment of dividends, long-term leases, investments, mergers, acquisitions, consolidations and sales of assets. In addition, under the Credit Agreement, we are required to satisfy certain financial tests, including minimum profitability levels. As of the effective date of the amendment, we were in compliance with all covenants. Substantially all of our assets and those of our material domestic subsidiaries, other than real estate, have been pledged to secure our obligations under the Credit Agreement. The revolving credit facility under the Credit Agreement expires on March 31, 2012. In the first quarter of 2009, we will recognize an expense of $0.2 million representing the amount of deferred financing fees equal to the portion of the revolving credit facility which was terminated in connection with the amendment. As of December 31, 2008 and 2007, there were no borrowings outstanding under the Credit Agreement and letters of credit outstanding were approximately $0.4 million. Interest expense associated with the Credit Agreement recorded during 2008 and 2007 was approximately $0.3 million and $0.2 million, respectively.

At December 31, 2008, our contractual cash obligations and commitments are as follows (in thousands):

	Payments due by period
Contractual Cash Obligations and Commitments	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt(1)	$108,865	$196	$441	$106,090	$2,138
Interest on debt(1)	16,162	4,608	9,167	1,833	554
Operating leases(2)	9,370	5,149	3,578	558	85
Letters of credit and bank guarantees(3)	669	669	—	—	—
Purchase commitments(4)	27,724	27,724	—	—	—
Earn-out payments(5)	9,600	9,600	—	—	—
	$172,390	$47,946	$13,186	$108,481	$2,777

(1)                                Long-term debt obligations consist of repayment of our convertible subordinated notes and related interest, as well as mortgage and interest payments for our St. Paul, MN facility.

(2)                                We account for our office leases as operating leases, in accordance with SFAS No. 13, Accounting for Leases, with expiration dates ranging from 2009 through 2012. There are future minimum annual rental payments required under the leases. Leasehold improvements made at the beginning of or during a lease are amortized over the shorter of the remaining lease term or the estimated useful lives of the assets.

(3)                                Issued by our lender on our behalf as needed. $0.4 million of letters of credit can be drawn against our revolving credit agreement and $0.3 million of bank guarantees can be drawn against lines of credit in our foreign subsidiaries.

(4)                                Purchase commitments are primarily for inventory used in manufacturing our products. It has been our practice not to enter into purchase commitments extending beyond one year.

(5)                                During 2008, we acquired Mill Lane for $11.0 million, net of cash acquired, plus potential future earn-out payments of up to $19.0 million, contingent upon the future achievement of certain operating performance criteria. As of December 31, 2008, we have accrued $9.6 million in earn-out payments earned through the end of the fourth quarter of 2008. Payment for these earn-outs will be made in the first quarter of 2009. We believe we will be able to meet our obligation to pay these earn-out amounts to Mill Lane from the sources referred to above. The Company is potentially liable for additional earn-out payments of up to $9.4 million which could be earned in 2009 and would be payable in January 2010. It is not possible to estimate the amount, if any, that may be due to the former owners of Mill Lane.

We believe that existing cash balances together with cash generated from operations and amounts available under our credit agreement will be sufficient to meet our projected working capital and other cash flow requirements for the next twelve months, as well as our contractual obligations, detailed in the above table. We believe we will be able to meet our obligation to repay the $105.6 million subordinated notes that mature on April 15, 2012 through a combination of conversion of the notes outstanding, refinancing, cash generated from operations, and other means.

In 2006, we invested $0.5 million to purchase 19.9% of the common stock of Fluens. Approximately 31% of Fluens is owned by one of our Senior Vice Presidents. Veeco and Fluens have jointly developed a next-generation process for high-rate deposition of aluminum oxide for data storage applications. If this development is successful and upon the satisfaction of certain additional conditions by May 2009, we will be obligated to purchase the balance of the outstanding stock of Fluens for $3.5 million plus an earn-out payment to Fluens’ other stockholders based on future performance. In addition, until May 2009 Veeco may elect to waive these conditions and purchase the remaining 80.1% of outstanding stock of Fluens on the same terms.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Application of Critical Accounting Policies

General:  Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually monitors and evaluates its estimates and judgments, including those related to bad debts, inventories, intangible and other long-lived assets, income taxes, warranty obligations, restructuring costs, and contingent liabilities, including potential litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We consider certain accounting policies related to revenue recognition, the valuation of inventories, the impairment of goodwill and indefinite-lived intangible assets, the impairment of long-lived assets, warranty costs, the accounting for income taxes, and share-based compensation to be critical policies due to the estimation processes involved in each.

Revenue Recognition:  We recognize revenue based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. Our revenue transactions include sales of products under multiple-element arrangements. Revenue under these arrangements is allocated to each element based upon its estimated fair market value, in accordance with the provisions of Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables.

We consider a broad array of facts and circumstances when evaluating each of our sales arrangements in determining when to recognize revenue, including specific terms of the purchase order, contractual obligations to the customer, the complexity of the customer’s post delivery acceptance provisions, customer creditworthiness and the installation process. Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, collectibility is reasonably assured and no uncertainties exist regarding customer acceptance. For transactions on which we recognize systems revenue, either at the time of shipment or delivery, our contractual arrangements with customers do not contain provisions for right of return or forfeiture, refund or other purchase price concessions. Sales arrangements are reviewed on a case-by-case basis; however, our products generally fall into one of two categories; either instruments or systems, for which we have established revenue recognition protocols as described below.

Instruments—Standard products produced according to our published specifications, principally metrology instruments sold typically to universities, research facilities and scientific centers and in general industrial applications where installation is inconsequential or perfunctory and no substantive customer acceptance provisions exist, revenue is recognized when title and risk of loss pass to the customer, either at time of shipment or delivery. Acceptance of the product by the customer is based upon meeting standard published specifications. Customer acceptance provisions include initial setup at the customer site, performance of functional test procedures and calibration testing of the basic features and functionality of the product. These provisions are a replication of the testing performed in our facilities prior to shipment. The skills and equipment required to complete installation of such instruments are not specialized and are readily available in the market and are often performed by distributors or representative organizations.

Systems—Process equipment systems and certain metrology systems, which are sold to manufacturers in the LED, solar, data storage and semiconductor industries and are used in manufacturing facilities and commercial production environments typically include process acceptance criteria based upon Veeco and/or customer specifications. We are generally required to install these products and demonstrate compliance with acceptance tests at the customer’s facility. Generally, based upon the terms of the sales arrangement, these products are sold with a retention (typically 10% to 20% of the sales contract value) which is payable by the customer when installation and field acceptance is completed. Such installations are not considered complex and are not deemed essential to the functionality of the equipment because they do not involve significant changes to the features or capabilities of the equipment or involve building complex interfaces or connections. Installation normally represents only 2% - 4% of the fair value of the sales contract. Sales arrangements for these systems are accounted for in accordance with EITF 00-21, as the Company bifurcates transactions into separate units of accounting or elements based on objective evidence of fair value. The two elements are the system and installation of the system. The amount of revenue allocated to each element is based upon its relative fair value. The price charged when the system or installation service is sold separately generally determines fair value. The value of the installation service is based upon the fair value of the service performed, including labor, which is based upon the estimated time to complete the installation at hourly rates, and material components. We recognize revenue for the system or delivered element since the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item (i.e., the installation service) and delivery or performance of the undelivered item is considered probable and substantially in our control, based on our historical experience. The value of the undelivered element is the greater of the fair value of the installation or the portion of the sales price that will not be received until the installation is completed (i.e., the retention amount). System revenue is generally recognized upon shipment or delivery provided title and risk of loss has passed to the customer. Revenue from installation services is recognized at the time acceptance is received from the customer. If the arrangement does not meet all the above criteria, the entire amount of the sales arrangement is deferred until the criteria have been met or all elements have been delivered to the customer or been completed.

For new products, new applications of existing products, or for products with substantive customer acceptance provisions where performance cannot be fully assessed prior to meeting customer specifications at the customer site, revenue is recognized upon completion of installation and receipt of final customer acceptance. Since title to goods generally passes to the customer upon shipment or delivery and 80% to 90% of the contract amount becomes payable at that time, inventory is relieved and accounts receivable is recognized for the amount billed at the time of shipment. The profit on the amount billed for these transactions is deferred and recognized as deferred profit in the accompanying Consolidated Balance Sheets.

In Japan, generally where our contractual terms with customers specify risk of loss and title transfers upon customer acceptance, revenue is recognized and the customer is billed upon receipt of written customer acceptance.

Revenue related to maintenance and service contracts is recognized ratably over the applicable contract term. Component and spare part revenue is recognized at the time of shipment or delivery in accordance with the terms of the applicable sales arrangement.

Inventory Valuation:  Inventories are stated at the lower of cost (principally first-in, first-out method) or market. Management evaluates the need to record adjustments for impairment of inventory on a quarterly basis. Our policy is to assess the valuation of all inventories, including raw materials, work-in-process, finished goods, and spare parts and other service inventory. Obsolete inventory or inventory in excess of management’s estimated usage for the next 12 month’s requirements is written-down to its estimated market value, if less than its cost. Inherent in the estimates of market value are management’s estimates related to our future manufacturing schedules, customer demand, technological and/or market obsolescence, possible alternative uses, and ultimate realization of excess inventory.

Goodwill and Indefinite-Lived Intangible Asset Impairment:  The Company accounts for goodwill and intangible assets with indefinite useful lives in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead tested for impairment at least annually at the reporting unit level. Our policy is to perform this annual impairment test in the fourth quarter of each fiscal year or more frequently if impairment indicators arise. Impairment indicators include, among other conditions, cash flow deficits, a historical or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, and a material decrease in the fair value of some or all of the assets.

Pursuant to SFAS 142 we are required to determine if it is appropriate to use the operating segment as defined under SFAS 131 as the reporting unit, or one level below the operating segment, depending on whether certain criteria are met. We have identified four reporting units that are required to be reviewed for impairment. The reporting units are Data Storage Process Equipment, LED & Solar Process Equipment, AFM and Optical Metrology. AFM and Optical Metrology comprise the Metrology operating segment. In identifying the reporting units management considered the economic characteristics of operating segments including the products and services provided, production processes, types or classes of customer and product distribution.

We perform this impairment test by first comparing the fair value of our reporting units to their respective carrying amount. When determining the estimated fair value of a reporting unit, we utilize a discounted future cash flow approach since reported quoted market prices are not available for our reporting units. Developing the estimate of the discounted future cash flow requires significant judgment and projections of future financial performance. The key assumptions used in developing the discounted future cash flows are the projection of future revenues and expenses, working capital requirements, residual growth rates and the weighted average cost of capital. In developing our financial projections, we consider historical data, current internal estimates and market growth trends. Changes to any of these assumptions could materially change the fair value of the reporting unit. We reconcile the aggregate fair value of our reporting units to the Company’s adjusted market capitalization as a supporting calculation. The adjusted market capitalization is calculated by multiplying the average share price of our common stock for the last ten trading days prior to the measurement date by the number of outstanding common shares and adding a control premium.

If the carrying value of the reporting units exceed the fair value we would then compare the implied fair value of our goodwill to the carrying amount in order to determine the amount of the impairment, if any.

Definite-Lived Intangible and Long-Lived Asset Impairment:  Long-lived assets, such as property, plant, and equipment, and intangible assets with definite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, a historical or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, and a material decrease in the fair value of some or all of the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Warranty Costs:  We estimate the costs that may be incurred under the warranty we provide and record a liability in the amount of such costs at the time the related revenue is recognized. Estimated warranty costs are determined by analyzing specific product and historical configuration statistics and regional warranty support costs. Our warranty obligation is affected by product failure rates, material usage, and labor costs incurred in correcting product failures during the warranty period. Unforeseen component failures or exceptional component performance can also result in changes to warranty costs. If actual warranty costs differ substantially from our estimates, revisions to the estimated warranty liability would be required.

Income Taxes:  As part of the process of preparing our Consolidated Financial Statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax expense, together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our Consolidated Balance Sheets. The carrying value of our deferred tax assets is adjusted by a valuation allowance to recognize the extent to which the future tax benefits will be recognized on a more likely than not basis. Our net deferred tax assets consist primarily of net operating loss and tax credit carry forwards, and timing differences between the book and tax treatment of inventory, acquired intangible assets and other asset valuations. Realization of these net deferred tax assets is dependent upon our ability to generate future taxable income.

We record valuation allowances in order to reduce our deferred tax assets to the amount expected to be realized. In assessing the adequacy of recorded valuation allowances, we consider a variety of factors, including the scheduled reversal of deferred tax liabilities, future taxable income, and prudent and feasible tax planning strategies. Under SFAS No. 109, factors such as current and previous operating losses are given significantly greater weight than the outlook for future profitability in determining the deferred tax asset carrying value.

At December 31, 2008, we had a valuation allowance of approximately $78.7 million against substantially all of our domestic net deferred tax assets, which consist of net operating loss and tax credit carry forwards, as well as temporary deductible differences. If we are able to realize part or all of the domestic deferred tax assets in future periods, we will reduce our provision for income taxes with a release of the valuation allowance in an amount that corresponds with the income tax liability generated.

Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”) addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. We had approximately $1.0 million of unrecognized tax benefits at December 31, 2008, which predominantly relate to positions taken on our foreign tax returns and all of which represent the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods. At December 31, 2007, the reserve for unrecognized tax benefits was $1.9 million relating to foreign unrecognized tax benefits.

Share-Based Compensation:  Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period.

In order to determine the fair value of stock options on the date of grant, we apply the Black-Scholes option-pricing model. Inherent in the model are assumptions related to risk-free interest rate, dividend yield, expected stock-price volatility, and option life.

The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The dividend yield assumption is based on the Company’s historical and future expectation of dividend payouts. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a level of judgment which make them critical accounting estimates.

We use an expected stock-price volatility assumption that is a combination of both historical volatility, calculated based on the daily closing prices of our common stock over a period equal to the expected term of the option and implied volatility, utilizing market data of actively traded options on our common stock, which are obtained from public data sources. We believe that the historical volatility of the price of our common stock over the expected term of the option is a strong indicator of the expected future volatility and that implied volatility takes into consideration market expectations of how future volatility will differ from historical volatility. Accordingly, we believe a combination of both historical and implied volatility provides the best estimate of the future volatility of the market price of our common stock.

The expected term, representing the period of time that options granted are expected to be outstanding, is estimated using a lattice-based model incorporating historical post vest exercise and employee termination behavior.

We estimate forfeitures using its historical experience, which is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Because of the significant amount of judgment used in these calculations, it is reasonably likely that circumstances may cause the estimate to change.

With regard to the weighted-average option life assumption, we consider the exercise behavior of past grants and model the pattern of aggregate exercises.

Recent Accounting Pronouncements:  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The measurement and disclosure requirements related to financial assets and financial liabilities were effective for us beginning in the first quarter of fiscal 2008. The adoption of SFAS No. 157 for financial assets and financial liabilities did not have a significant impact on our consolidated financial statements. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated financial statements when it is applied to non-financial assets and non-financial liabilities beginning in the first quarter of 2009, including periodic fair value measurements for goodwill, long-lived assets and restructuring liabilities. The resulting fair values calculated under SFAS No. 157 after adoption may be different from the fair values that would have been calculated under previous guidance.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51 (“SFAS 160”). Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date at fair value with limited exceptions. SFAS 141(R) also changes the accounting treatment for certain other items that relate to business combinations. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The purpose of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. The most significant provisions of this statement result in changes to the presentation of noncontrolling interests in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of SFAS 160.  The adoption of this statement has impacted the manner in which we present our noncontrolling interest, but has not impacted our consolidated financial position or results of operations.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and requires comparative disclosures only for periods subsequent to initial adoption. The adoption of the provisions of SFAS 161 will not impact our consolidated financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). The guidance is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. FSP APB 14-1 requires issuers of convertible debt that can be settled in cash to separately account for (i.e., bifurcate) a portion of the debt associated with the conversion feature and reclassify this portion to stockholders’ equity. The liability portion, which represents the fair value of the debt without the conversion feature, is accreted to its face value over the life of the debt using the effective interest method, with the accretion recorded to interest expense. As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.  During the second quarter of 2007, we issued New Notes that may be settled in cash upon conversion and are subject to the requirements of FSB APB 14-1. Effective as of date of issuance of the New Notes, we have reclassified approximately $16.3 million from long-term debt to additional paid-in capital. Approximately $2.8 to $3.3 million of additional interest expense will be recorded annually from the adoption date through the maturity date of the New Notes. This additional interest expense will not require the use of cash.